CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated June 29, 1995 included in this Form 10-K on our audit of the financial statements of Sunsations Sunglass Company for the year ended December 31, 1994 into the previously filed Registration Statements of Sunglass Hut International, Inc. (No. 33-73644, No. 33-89954 and No. 333-20107) on Form S-8 and (No. 333-12003)
on Form S-3.

COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
April 30, 1997